As filed with the Securities and Exchange Commission on June 1, 2010

Registration Statement No. 333-161344

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 2

to

FORM S-1

ON FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ARROWHEAD RESEARCH CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	46-0408024
(State of incorporation)	(I.R.S. Employer Identification Number)

201 South Lake Avenue, Suite 703

Pasadena, CA 91101

626-304-3400

(Address, including zip code and telephone number, including area code, of Registrant’s principal executive offices)

Christopher Anzalone, Chief Executive Officer

Arrowhead Research Corporation

201 South Lake Avenue, Suite 703

Pasadena, CA 91101

626-304-3400

(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

Ryan Murr

Goodwin Procter LLP

Three Embarcadero Center, 24th Floor

San Francisco, CA 94111

(415) 733-6000

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective, as determined by the registrant.

If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

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If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☐

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EXPLANATORY NOTE

On August 14, 2009, Arrowhead Research Corporation (the “Company”) filed a registration statement with the Securities and Exchange Commission (the “Commission”) on Form S-1 (Registration No. 333-161344) (the “Registration Statement”), which was amended by Pre-Effective Amendment No. 1 to Form S-1 and Post-Effective Amendment No. 1 to Form S-1 (the “Post-Effective Amendment No. 1”) filed with the Commission on August 27, 2009 and December 28, 2009, respectively (as amended, the “Form S-1”). The Registration Statement was declared effective by the Commission on September 15, 2009 to register for resale by the selling security holders identified in the prospectus an aggregate of 9,196,642 shares of our Common Stock, $0.001 par value per share (the “Common Stock”), issued in a private placement that closed on July 17, 2009 and August 6, 2009. This Post-Effective Amendment No. 2 to Form S-1 on Form S-3 (the “Post Effective Amendment No. 2”) is being filed by the registrant to convert the Form S-1 into a registration statement on Form S-3, and contains an updated prospectus relating to the offering and sale of the shares that were registered for resale on the Form S-1.

All filing fees payable in connection with the registration of the shares of the common stock covered by the Registration Statement were paid by the registrant at the time of the initial filing of the Form S-1.

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The information in this prospectus is not complete and may be changed. The security holders identified in this prospectus may not sell these securities until the post-effective amendment to the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS (Subject to Completion)

dated June 1, 2010

ARROWHEAD RESEARCH CORPORATION

9,196,642 shares of Common Stock

This prospectus covers the sale of an aggregate of 9,196,642 shares of our Common Stock, $0.001 par value per share (the “Common Stock”), by the selling security holders identified in this prospectus (collectively with any holder’s transferee, pledgee, donee or successor, the “Selling Stockholders”). The Common Stock covered by this prospectus consists of shares of Common Stock (“Shares”) issued in a private placement that closed on July 17, 2009 and August 6, 2009 (the “Private Placement”).

The Company will not receive any proceeds from the sale by the Selling Stockholders of the Shares. We are paying the cost of registering the Shares covered by this prospectus as well as various related expenses. The Selling Stockholders are responsible for all selling commissions, transfer taxes and other costs related to the offer and sale of their Shares. If required, the number of Shares to be sold, the public offering price of those Shares, the names of any broker-dealers and any applicable commission or discount will be included in a supplement to this prospectus, called a prospectus supplement.

The Company’s Common Stock is traded on the NASDAQ Capital Market under the symbol “ARWR”. On May 28, 2010, the closing sale price of our Common Stock on the NASDAQ Capital Market was $1.34 per share. Our principal executive offices are located at 201 South Lake Avenue, Suite 703, Pasadena, California 91101, and our telephone number is (626) 304-3400.

Investing in our securities involves risks. You should carefully consider the risk factors beginning on page 2 of this prospectus before you make an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2010

You should read this prospectus, any applicable prospectus supplement and the information incorporated by reference in this prospectus before making an investment in the securities of Arrowhead Research Corporation. See “Where You Can Find Additional Information” for more information, page 14. You should rely only on the information contained in or incorporated by reference in this prospectus or a prospectus supplement. The Company has not authorized anyone to provide you with different information. This document may be used only in jurisdictions where offers and sales of these securities are permitted. You should assume that information contained in this prospectus, or in any document incorporated by reference, is accurate only as of any date on the front cover of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into it contain forward-looking statements that involve risks and uncertainties. The statements contained or incorporated by reference in this prospectus that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “ Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Company has made these statements in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to future events or our future performance and include, but are not limited to; statements concerning our business strategy, future research and development projects, potential commercial revenues, capital requirements, new potential product introductions, expansion plans and the Company’s funding requirements. Other statements contained in our filings that are not historical facts are also forward-looking statements. The Company has tried, wherever possible, to identify forward-looking statements by terminology such as “may,” “will,” “could,” “should,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and other comparable terminology.

Forward-looking statements are not guarantees of future performance and are subject to various risks, uncertainties and assumptions that are difficult to predict. Actual results may differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including the risk factors described below in this prospectus and in our periodic filings with the SEC, incorporated by reference or included in this prospectus. All forward-looking statements contained in this prospectus are made only as of the date on the prospectus cover. We expressly disclaim any intent to update or alter our forward-looking statements, whether as a result of new information, future events or otherwise. Before deciding to buy or sell our securities, you should be aware that the occurrence of the events described in these risk factors could harm our business, operating results and financial condition, which consequences could materially diminish the trading price of our securities and/or their value.

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PROSPECTUS SUMMARY

Unless otherwise noted, (1) the term “Arrowhead Research” refers to Arrowhead Research Corporation, a Delaware corporation, formerly known as InterActive Group, Inc., (2) the terms “Arrowhead,” the “Company,” “we,” “us,” and “our,” refer to the ongoing business operations of Arrowhead and its subsidiaries, whether conducted through Arrowhead Research or a subsidiary of the company, and (3) the term “Common Stock” refers to shares of Arrowhead Research’s Common Stock and the term “stockholder(s)” refers to the holders of Common Stock or securities exercisable for Common Stock.

Our Business

Arrowhead is a development stage nanotechnology holding company that seeks to create stockholder value through the creation and operation of nanotechnology companies. Arrowhead currently owns two majority-owned operating subsidiaries, Unidym, Inc. (“Unidym”) and Calando Pharmaceuticals, Inc. (“Calando”) and has minority investments in two early-stage nanotechnology companies, Nanotope, Inc. and Leonardo Biosystems, Inc. Arrowhead’s mission is to build value through the identification, development and commercialization of nanotechnology-related products and applications. Arrowhead is active in the operation of its subsidiaries, providing key management to the subsidiaries. The Company is currently focused primarily on its two lead subsidiaries, Unidym, a leader in the use of carbon nanotubes for electronic applications and Calando, a clinical-stage siRNA delivery company. Arrowhead’s business plan includes adding to its portfolio through selective acquisition and formation of new companies, as capital resources allow.

Our common stock is quoted on the NASDAQ Capital Market under the symbol “ARWR”.

The Offering

This prospectus relates to the resale by the Selling Stockholders identified in this prospectus of up to 9,196,642 shares of Common Stock, all of which shares are issued and outstanding as of the date of this prospectus. All of the Shares, when sold, will be sold by the Selling Stockholders. The Selling Stockholder may sell their Shares from time to time at market prices prevailing at the time of sale, at prices related to the prevailing market price, or at negotiated prices. We will not receive any proceeds from the sale of Shares by the Selling Stockholders.

Corporate Information

Our executive offices are located at 201 South Lake Avenue, Suite 703 and our telephone number is 626-304-3400. Additional information regarding our company, including our audited financial statements and descriptions of our business, is contained in the documents incorporated by reference in this prospectus. See “Where You Can Find Additional Information” on page 14 and “Information Incorporated by Reference” on page 14.

RISK FACTORS

We are a development stage company and we have limited historical operations. We urge you to consider our likelihood of success and prospects in light of the risks, expenses and difficulties frequently encountered by entities at similar stages of development.

The following is a summary of certain risks we face. They are not the only risks we face. Additional risks of which we are not presently aware or that we currently believe are immaterial may also harm our business and results of operations. The trading price of our Common Stock could decline due to the occurrence of any of these risks, and investors could lose all or part of their investment. In assessing these risks, investors should also refer to the other information contained or incorporated by reference in our other filings with the SEC.

Risks Related to Our Financial Condition

We do not have sufficient cash reserves to fund our activities at their current pace beyond this year.

Our plan of operations is to provide substantial amounts of development funding and financial support for our majority-owned subsidiaries over an extended period of time. Our Board of Directors adopted a cash conservation strategy that scaled back our financial support for our majority-owned subsidiaries, Unidym and Calando. This has influenced Unidym’s decision to engage partners for its capital-intensive bulk CNT manufacturing and concentrate its resources on its CNT inks and CNT-based film products and Calando’s decision to curtail internal R&D efforts for its drug delivery platforms and clinical candidates and seek partners for future development of its drug candidates. Management has developed a plan based upon the latest financing which includes the December 2009 financing and other transactions. The plan shows that the Company has enough cash to fund operations through September 30, 2010. Should a shortfall occur in expected cash receipts, the plan has contingencies to reduce costs in order to operate through September 30, 2010 without additional financing.

We may need to obtain additional capital to support our projects, and we may plan to do so by out-licensing technology, selling one or more of our subsidiaries, securing funded partnerships, conducting one or more private placements of equity securities of the Company or our subsidiaries, selling additional securities in a registered public offering, or through a combination of one or more of such financing alternatives. However, there can be no assurance that we will be successful in any of these endeavors or, if we are successful, that such transactions will be accomplished on favorable terms. If we are unable to obtain additional capital, we will be required to implement additional cash saving measures by limiting further activities at Unidym, or at the Company, which could materially harm our business and our ability to achieve cash flow in the future, including delaying or reducing implementation of certain aspects of our plan of operations. Even if we are successful in obtaining additional capital, because we and each subsidiary are separate entities, it could be difficult or impossible to allocate funds in a way that meets the needs of all entities.

A substantial portion of Unidym’s intellectual property is licensed from Rice University and the Rice license includes an insolvency provision.

Through its merger with Carbon Nanotechnologies, Inc. (“CNI”), Unidym acquired a license to certain intellectual property from Rice University. Under the license, Unidym must meet a solvency test in order to retain the rights to the licensed technology. Although Unidym is not insolvent at this time, if Unidym does not obtain additional capital, it is likely that it would become insolvent and the Rice license would be subject to potential termination. If the Rice license terminates, Unidym would lose exclusivity in the fields of use covered by the Rice license and its business would be materially and irrevocably harmed. In this case, the likelihood that the Company would realize any return on its investment in Unidym would be substantially diminished, if not eliminated entirely. This would likely materially and irrevocably harm the value of the Company.

The current financial market conditions may exacerbate certain risks affecting our business.

Neither the Company nor our subsidiaries generate substantial revenue, and, to date, our operations, research and development activities have been primarily funded through the sale of Company securities and securities of our subsidiaries. Current market conditions are likely to impair our ability to raise the capital we need. If we are unable to secure additional cash resources from the sale of securities or other sources, it could become necessary to further slow, interrupt or close down development efforts at Unidym. In addition, we may have to make additional cuts in expenses at the Company, which could impair our ability to manage our business and our subsidiaries. Even if investment capital is available to us, the terms may be onerous in light of the state of the current market. If investment capital is needed and available to Unidym and/or Calando and the Company does not have the funds to make a pro rata investment, our ownership interest could be significantly diluted. The sale of additional Company stock to fund operations could result in significant dilution to stockholders.

The strategy for eventual monetization of our subsidiaries will likely depend on our ability to exit our ownership position in each subsidiary in an orderly manner. Exit opportunities could include an initial public offering (“IPO”) for the subsidiary or acquisition of the subsidiary by another company. Due to the current economic climate, companies are adopting conservative acquisition strategies and, even if there is interest, they may not be able to acquire our subsidiaries on terms that are attractive to us, if at all. These factors could reduce the realizable return on our investment if we are able to sell a subsidiary. Additionally, the market for IPOs is severely limited, which limits public exit opportunities for our subsidiaries.

We may not be able to maintain our listing on the NASDAQ Capital Market.

Our Common Stock trades on the NASDAQ Capital Market, which has certain compliance requirements for continued listing of common stock. We have in the past been subject to delisting procedures due to a drop in the price of our Common Stock. If our minimum closing bid price per share falls below $1.00 for a period of 30 consecutive trading days in the future, we may again be subject to delisting procedures. As of the close of business on May 27, 2010, our Common Stock had a closing bid price of $1.29 per share. We must also meet additional continued listing requirements contained in NASDAQ Marketplace Rule 5550(b), which requires that we have either (1) a minimum of $2,500,000 in stockholders’ equity, (2) $35,000,000 market value of listed securities held by non-affiliates or (3) $500,000 of net income from continuing operations for the most recently completed fiscal year (or two of the three most recently completed fiscal years). As of May 27, 2010 based on our closing price as of that day, the market value of our securities held by non-affiliates exceeded $80,000,000 and we were in compliance with NASDAQ Marketplace Rule 5550(b). There can be no assurance that we will continue to meet the continued listing requirements.

Delisting could reduce the ability of our shareholders to purchase or sell shares as quickly and as easily as they have done historically. For instance, failure to obtain listing on another market or exchange may make it more difficult for traders to sell our securities. Broker-dealers may be less willing or able to sell or make a market in our Common Stock. Not maintaining our NASDAQ Capital Market listing may (among other effects):

•	result in a decrease in the trading price of our Common Stock;

•	lessen interest by institutions and individuals in investing in our Common Stock;

•	make it more difficult to obtain analyst coverage; and

•	make it more difficult for us to raise capital in the future.

We have debt on our consolidated balance sheet, which could have consequences if we were unable to repay the principal or interest due.

Unidym. We have debt on our consolidated balance sheet, including a capital lease obligation acquired in connection with Unidym’s acquisition of Nanoconduction, Inc. As of March 31, 2010, the capital lease obligation requires us to pay a total of $296,419 in four monthly payments of approximately $75,000 each for capital equipment at Unidym’s Sunnyvale, California location and the equipment itself serves as collateral for the debt. Unidym’s ability to make payments on its indebtedness will depend on its ability to conserve the cash that it has on hand and to generate cash in the future. Neither Unidym nor the Company currently generates significant revenue. Because Unidym does not currently have a substantial amount of cash on hand, Unidym might be required to divert cash from development activities or to generate cash via debt or equity financing to be able to meet the monthly payment requirements under the capital lease obligation. This, to some extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. Also, given the current economic climate, financing options might be limited going forward, which could prevent Unidym from obtaining the necessary funds to pay its indebtedness when due. Because the equipment serves as collateral for the debt, if Unidym is unable to make the monthly payments when due, the lessor of the equipment, at its discretion, may seize the equipment and Unidym would not be able to use the equipment in its development activities.

Calando. Calando has a $500,000 unsecured convertible promissory note outstanding. The note bears 10% interest accrued annually and matures in November 2010. The note is also payable at two times face value in certain events, including, among other things, the license of Calando’s siRNA delivery system. Following maturity, the note becomes payable on demand. If Calando is unable to meet its obligations to the bearer of the note after maturity, we may also not be in a position to lend Calando sufficient cash to pay such demand note. Unless other sources of financing become available, this could result in Calando’s insolvency.

Our subsidiaries have entered into technology license agreements with third parties that require us to satisfy obligations to keep them effective and, if these agreements are terminated, our technology and our business would be seriously and adversely affected.

Through our subsidiaries, we have entered into exclusive, long-term license agreements with Rice University, California Institute of Technology, Alnylam Pharmaceuticals, Inc. and other entities to incorporate their proprietary technologies into our proposed products. These license agreements require us to pay royalties and satisfy other conditions, including conditions related to the commercialization of the licensed technology. We cannot give any assurance that we will successfully incorporate these technologies into marketable products or, if we do, whether sales will be sufficient to recover the amounts that we are obligated to pay to the licensors. Failure by us to satisfy our obligations under these agreements may result in the modification of the terms of the licenses, such as by rendering them non-exclusive, or may give our licensors the right to terminate their respective agreement with us, which would limit our ability to implement our current business plan and harm our business and financial condition.

Risks Related to Our Business Model and Company

We are a development stage company and our success is subject to the substantial risks inherent in the establishment of a new business venture.

The implementation of our business strategy is still in the development stage. We currently own majority interests in two subsidiary companies, investments in two early stage biotech companies and, through Unidym, one university research project at Duke University. Our business and operations should be considered to be in the development stage and subject to all of the risks inherent in the establishment of a new business venture. Accordingly, our intended business and operations may not prove to be successful in the near future, if at all. Any future success that we might enjoy will depend upon many factors, several of which may be beyond our control, or which cannot be predicted at this time, and which could have a material adverse effect upon our financial condition, business prospects and operations and the value of an investment in the company.

The costs to fund the operations of Unidym is difficult to predict, and our anticipated expenditures in support of Unidym may increase or decrease for a variety of reasons.

Development, manufacturing and sale of cost-effective electronic products incorporating carbon nanotubes may require significant additional investment and take a long time. It is possible that the development and scale up of Unidym’s carbon nanotube manufacturing effort and its development and scale up of its transparent conductive film products could be delayed for a number of reasons, including unforeseen difficulties with the technology development and delays in adoption of the technology by customers. Any delay would result in additional unforeseen costs, which would harm our results of operations. Due to these uncertainties, we cannot reasonably estimate the size, nature or timing of the costs to complete the development of Unidym’s products or net cash inflows from Unidym’s current activities.

Calando may be unable to find additional partners to license its technologies.

As part of our cash conservation strategy that scales back our financial support for Calando at this time, Calando has closed its laboratory facilities, eliminated its technical employees and has shifted its focus to licensing its technologies to partners. Currently, Calando has one licensing partner, but there can be no assurance that Calando will be able to find additional partners to license its technologies upon terms favorable to Calando.

If Calando licenses its technologies, it will lose a considerable amount of control over its intellectual property and may not receive adequate licensing revenues in exchange.

The business model of our subsidiaries has historically been to develop new nanotechnologies and to exploit the intellectual property created through the research and development process to develop commercially successful products. Calando has licensed a portion of its technology to Cerulean Pharma, Inc. and intends to pursue further licensing arrangements with other companies. As Calando licenses its technology to other companies, it will lose control over certain of the technologies it licenses and will be unable to significantly direct the commercialization of its technologies. In addition, Calando’s licensees may not be successful in the further commercialization of Calando’s technologies and anticipated revenues from such license agreements may be less than expected or may not be paid at all.

There are substantial inherent risks in attempting to commercialize new technological applications, and, as a result, we may not be able to successfully develop nanotechnology for commercial use.

The Company finances research and development of nanotechnology, which is a new and unproven field. Our scientists and engineers are working on developing technology in various stages. However, such technology’s commercial feasibility and acceptance is unknown. Scientific research and development requires significant amounts of capital and takes an extremely long time to reach commercial viability, if at all. To date, our research and development projects have not produced commercially viable applications, and may never do so. During the research and development process, we may experience technological barriers that we may be unable to overcome. For example, our scientists must determine how to design and develop nanotechnology applications for potential products designed by third parties for use in cost-effective manufacturing processes. Because of these uncertainties, it is possible that none of our potential applications will be successfully developed. If we are unable to successfully develop nanotechnology applications for commercial use, we will be unable to generate revenue or build a sustainable or profitable business.

Because we have not generated significant revenues to cover our operating expenses, we are dependent on raising additional capital from investors or lenders.

To date, we have only generated a small amount of revenue as a result of our current plan of operations. Given our strategy of financing new and unproven technology research, there is no assurance we would ever generate significant revenues. Our revenue-producing opportunities depend on liquidity events within our subsidiaries, such as a sale of the subsidiary, licensing transaction or initial public offering. We cannot be certain that we will be able to create a liquidity event for any of our subsidiaries and, even if we are able to, we cannot be certain of the timing or the potential proceeds to Arrowhead as a stockholder. Accordingly, our revenue prospects are uncertain and we must plan to finance our operations through the sales of equity securities or debt financing. If we are unable to continue raising operating capital from these sources, we may be forced to curtail or cease our operations.

We will need to achieve commercial acceptance of our applications to generate revenues and achieve profitability.

Even if our research and development yields technologically feasible applications, we may not successfully develop commercial products, and even if we do, we may not do so on a timely basis. If our research efforts are successful on the technology side, it could take at least several years before this technology will be commercially viable. During this period, superior competitive technologies may be introduced or customer needs may change, which will diminish or extinguish the commercial uses for our applications. Because nanotechnology is an emerging field, the degree to which potential consumers will adopt nanotechnology-enabled products is uncertain. We cannot predict when significant commercial market acceptance for nanotechnology-enabled products will develop, if at all, and we cannot reliably estimate the projected size of any such potential market. If markets fail to accept nanotechnology-enabled products, we may not be able to generate revenues from the commercial application of our technologies. Our revenue growth and achievement of profitability will depend substantially on our ability to introduce new technological applications to manufacturers for products accepted by customers. If we are unable to cost-effectively achieve acceptance of our technology among original equipment manufacturers and customers, or if the associated products do not achieve wide market acceptance, our business will be materially and adversely affected.

We will need to establish additional relationships with strategic and development partners to fully develop and market our products.

We do not possess all of the resources necessary to develop and commercialize products that may result from our technologies on a mass scale. Unless we expand our product development capacity and enhance our internal marketing, we will need to make appropriate arrangements with strategic partners to develop and commercialize current and future products. If we do not find appropriate partners, or if our existing arrangements or future agreements are not successful, our ability to develop and commercialize products could be adversely affected. Even if we are able to find collaborative partners, the overall success of the development and commercialization of product candidates in those programs will depend largely on the efforts of other parties and is beyond our control. In addition, in the event we pursue our commercialization strategy through collaboration, there are a variety of attendant technical, business and legal risks, including:

•	a development partner would likely gain access to our proprietary information, potentially enabling the partner to develop products without us or design around our intellectual property;

•

we may not be able to control the amount and timing of resources that our collaborators may be willing or able to devote to the development or commercialization of our product candidates or to their marketing and distribution;

•	our strategic objectives may not be aligned with those of our partners and could contribute to delays in the development and commercialization of our products or the management of resources; and

•

disputes may arise between us and our collaborators that result in the delay or termination of the research, development or commercialization of our product candidates or that result in costly litigation or arbitration that diverts our management’s resources.

The occurrence of any of the above risks could impair our ability to generate revenues and harm our business and financial condition.

In addition, should our strategic and development partners invest in our subsidiaries, our ownership interest in our subsidiaries could be diluted.

We need to retain a controlling interest, by ownership, contract or otherwise, in Unidym and Calando in order to avoid potentially being deemed an investment company under the Investment Company Act of 1940.

Companies that have more than 100 U.S. stockholders or are publicly traded in the U.S. or are, or hold themselves out as being, engaged primarily in the business of investing, reinvesting or trading in securities are subject to regulation under the Investment Company Act of 1940. Unless a substantial part of our assets consists of, and a substantial part of our income is derived from, interests in majority-owned subsidiaries and companies that we primarily control, whether by contract or otherwise, we may be required to register and become subject to regulation under the Investment Company Act. Because Investment Company Act regulation is, for the most part, inconsistent with our strategy of actively managing and operating our portfolio companies, a requirement to operate our business as a registered investment company would restrict our operations and require additional resources for compliance.

If we are deemed to be, and are required to register as, an investment company, we will be forced to comply with substantive requirements under the Investment Company Act, including:

•	limitations on our ability to borrow;

•	limitations on our capital structure;

•	restrictions on acquisitions of interests in associated companies;

•	prohibitions on transactions with our affiliates;

•	restrictions on specific investments; and

•	compliance with reporting, record keeping, voting, proxy disclosure and other rules and regulations.

In order to avoid regulation under the Investment Company Act, we may choose to make additional pro rata investments in Unidym and Calando to maintain a controlling interest.

Nanotechnology-enabled products are new and may be viewed as being harmful to human health or the environment.

There is public concern regarding the human health, environmental and ethical implications of nanotechnology that could impede market acceptance of products developed through these means. Nanotechnology-enabled products could be composed of materials such as carbon, silicon, silicon carbide, germanium, gallium arsenide, gallium nitride, cadmium selenide or indium phosphide, which may prove to be unsafe or harmful to human health or to the environment because of the size, shape or composition of the nanostructures. For this reason, these nanostructures may prove to present risks to human health or the environment that are different from and greater than the better understood risks that may be presented by the constituent materials in non-nanoscale forms. Because of the potential, but at this point unknown, risks associated with certain nanomaterials, government authorities in the U.S. or individual states, and foreign government authorities could, for social or other purposes, prohibit or regulate the use of some or all nanotechnologies. The U.S. Environmental Protection Agency has in that regard recently taken steps towards regulation of the manufacture and use of certain nanotechnology-enabled materials, including those containing carbon nanotubes or nanosilver. Further, the U.S. National Academy of Sciences/National Research Council concluded that the U.S. government needs to develop a more robust and coordinated plan for addressing the potential environmental, health, and safety risks of nanomaterials. The regulation and limitation of the kinds of materials used in or used to develop nanotechnology-enabled products, or the regulation of the products themselves, could halt or delay the commercialization of nanotechnology-enabled products or substantially increase the cost, which will impair our ability to achieve revenue from the license of nanotechnology applications.

We may not be able to effectively secure first-tier research and development projects when competing against other ventures.

We compete with a substantial number of other companies that fund early-stage, scientific research at universities to secure rights to promising technologies. In addition, many venture capital firms and other institutional investors invest in companies seeking to commercialize various types of emerging technologies. Many of these companies have greater resources than we do. Therefore, we may not be able to secure the opportunity to finance first-tier research and commercialization projects. Furthermore, should any commercial undertaking by us prove to be successful, there can be no assurance competitors with greater financial resources will not offer competitive products and/or technologies.

We rely on outside sources for various components and processes for our products.

We rely on third parties for various components and processes for our products. While we try to have at least two sources for each component and process, we may not be able to achieve multiple sourcing because there may be no acceptable second source, other companies may choose not to work with us, or the component or process sought may be so new that a second source does not exist, or does not exist on acceptable terms. In addition, due to the recent tightening of global credit and the disruption in the financial markets, there may be a disruption or delay in the performance of our third-party contractors, suppliers or collaborators. If such third parties are unable to satisfy their commitments to us, our business would be adversely affected. Therefore, it is possible that our business plans will have to be slowed down or stopped completely at times due to our inability to obtain required raw materials, components and outsourced processes at an acceptable cost, if at all, or to get a timely response from vendors.

We must overcome the many obstacles associated with integrating and operating varying business ventures to succeed.

Our model to integrate and oversee the strategic direction of various subsidiaries and research and development projects presents many risks, including:

•	the difficulty of integrating operations and personnel; and

•	the diversion of our management’s attention as a result of evaluating, negotiating and integrating acquisitions or new business ventures.

If we are unable to timely and efficiently design and integrate administrative and operational support for our subsidiaries, we may be unable to manage projects effectively, which could adversely affect our ability to meet our business objectives and the value of an investment in the Company could decline.

In addition, consummating acquisitions and taking advantage of strategic relationships could adversely impact our cash position, and dilute stockholder interests, for many reasons, including:

•	changes to our income to reflect the amortization of acquired intangible assets, including goodwill;

•	interest costs and debt service requirements for any debt incurred to fund our growth strategy; and

•	any issuance of securities to fund our operations or growth, which dilutes or lessens the rights of current stockholders.

Our success depends on the attraction and retention of senior management and scientists with relevant expertise.

Our future success will depend to a significant extent on the continued services of our key employees. In addition, we rely on several key executives to manage each of our subsidiaries. We do not maintain key man life insurance for any of our executives. Our ability to execute our strategy also will depend on our ability to continue to attract and retain qualified scientists, sales, marketing and additional managerial personnel. If we are unable to find, hire and retain qualified individuals, we could have difficulty implementing our business plan in a timely manner, or at all. Given the Company’s current financial constraints, we may need to terminate additional employees, including senior management and technical employees, or such employees may seek other employment. With these and past reductions, it is possible that valuable know-how will be lost and that development efforts could be negatively affected.

Members of our senior management team and Board may have a conflict of interest in also serving as officers and/or directors of our subsidiaries.

While we expect that our officers and directors who also serve as officers and/or directors of our subsidiaries will comply with their fiduciary duties owed to our stockholders, they may have conflicting fiduciary obligations to our stockholders and the minority stockholders of our subsidiaries. Specifically, Dr. Anzalone, our CEO and President, is the founder, CEO and a board member of each of Nanotope, a regenerative medicine company that is separately financed in which the Company owns a 23% interest, and Leonardo, a drug delivery company in which the Company owns a 6% interest. Dr. Anzalone owns a noncontrolling interest in the stock of each of Nanotope and Leonardo. To the extent that any of our directors choose to recuse themselves from particular Board actions to avoid a conflict of interest, the other members of our Board of Directors will have a greater influence on such decisions.

Our efforts pertaining to the pharmaceutical industry are subject to additional risks.

Our subsidiary, Calando, as well as minority investments Nanotope and Leonardo, are focused on technology related to new and improved pharmaceutical candidates. Drug development is time consuming, expensive and risky. Even product candidates that appear promising in the early phases of development, such as in early animal and human clinical trials, often fail to reach the market for a number of reasons, such as:

•	clinical trial results are not acceptable, even though preclinical trial results were promising;

•	inefficacy and/or harmful side effects in humans or animals;

•	the necessary regulatory bodies, such as the U.S. Food and Drug Administration, did not approve our potential product for the intended use; and

•	manufacturing and distribution is uneconomical.

Clinical trial results are frequently susceptible to varying interpretations by scientists, medical personnel, regulatory personnel, statisticians and others, which often delays, limits, or prevents further clinical development or regulatory approvals of potential products. If the subsidiaries’ technology is not cost effective or if the associated drug products do not achieve wide market acceptance, the value of a subsidiary would be materially and adversely affected.

Any drugs developed by our subsidiaries may become subject to unfavorable pricing regulations, third-party reimbursement practices or healthcare reform initiatives, thereby harming our business.

Increasing expenditures for healthcare have been the subject of considerable public attention in the U.S. Both private and government entities are seeking ways to reduce or contain healthcare costs. Numerous proposals that would affect changes in the U.S. healthcare system have been introduced or proposed in Congress and in some state legislatures, including reductions in the cost of prescription products and changes in the levels at which consumers and healthcare providers are reimbursed for purchases of pharmaceutical products.

The ability of Calando and our minority investments, Nanotope and Leonardo, to market products successfully (either on their own or in partnership with other companies) will depend in part on the extent to which third-party payers are willing to reimburse patients for the costs of their products and related treatments. These third-party payers include government authorities, private health insurers and other organizations, such as health maintenance organizations. Third party payers are increasingly challenging the prices charged for medical products and services. In addition, the trend toward managed healthcare and government insurance programs could result in lower prices and reduced demand for the products of these companies. Cost containment measures instituted by healthcare providers and any general healthcare reform could affect their ability to sell products and may have a material adverse effect on them, thereby diminishing the value of the Company’s interest in these subsidiaries or any anticipated milestone or royalty payments. We cannot predict the effect of future legislation or regulation concerning the healthcare industry and third party coverage and reimbursement on our business.

There may be a difference in the investment valuations that we used when making initial and subsequent investments in our subsidiaries and minority investments and actual market values.

Our investments in our subsidiaries and noncontrolling interests were the result of negotiation with subsidiary management and equity holders, and the investment valuations were not independently verified. Traditional methods used by independent valuation analysts include a discounted cash flow analysis and a comparable company analysis. We have not generated a positive cash flow to date and do not expect to generate significant cash flow in the near future. Additionally, we believe that there exist few comparable public companies to provide a meaningful valuation comparison. Accordingly, we have not sought independent valuation analysis in connection with our investments and may have invested in our various holdings at higher or lower valuations than an independent source would have recommended. There may be no correlation between the investment valuations that we used over the years for our investments and the actual market values. If we should eventually sell all or a part of any of our consolidated business or that of a subsidiary, the ultimate sale price may be for a value substantially different than previously determined by us, which could materially and adversely impair the value of our Common Stock.

Risks Related to Our Intellectual Property

If Unidym is unable to raise additional cash or pay its debts, Unidym may lose rights to critical intellectual property.

Unidym is required to meet certain financial covenants pursuant to the Rice University license agreement acquired by Unidym upon its acquisition of CNI. The Rice license includes financial covenants tested quarterly for compliance. If Unidym fails to meet the financial covenants, the Rice license automatically terminates. If this should happen, the value of Unidym’s intellectual property portfolio would be significantly and adversely affected and Unidym would likely lose patent protection for its products and licensing opportunities for the majority of its CNT intellectual portfolio.

Our ability to protect, enforce, and extract value from our patents and other proprietary rights is uncertain, exposing us to the possible loss of competitive advantage.

Our subsidiaries have licensed rights to pending patents and have filed and will continue to file patent applications. The researchers sponsored by us may also file patent applications that we choose to license. If a particular patent is not granted, the value of the invention described in the patent would be diminished. Further, even if these patents are granted, they may be difficult to enforce. Even if successful, efforts to enforce our patent rights could be expensive, distracting for management, cause our patents to be invalidated, and frustrate commercialization of products. Additionally, even if patents are issued and are enforceable, others may independently develop similar, superior or parallel technologies to any technology developed by us, or our technology may prove to infringe upon patents or rights owned by others. Thus, the patents held by or licensed to us may not afford us any meaningful competitive advantage. If we are unable to derive value from our licensed or owned intellectual property, the value of your investment may decline.

Our subsidiaries may also enter into agreements with certain partners and customers regarding their intellectual property rights, including the license and sale of such rights. These agreements could affect a subsidiary’s ability to leverage its intellectual property to manage its market position or product pricing. Additionally, such agreements could limit a subsidiary’s upside potential in enforcing its intellectual property rights against third parties.

Our ability to develop and commercialize products will depend on our ability to enforce our intellectual property rights and operate without infringing the proprietary rights of third parties.

Our ability and the ability of our subsidiaries to develop and commercialize products based on their respective patent portfolios, will depend, in part, on our ability and the ability of our subsidiaries to enforce those patents and operate without infringing the proprietary rights of third parties. There can be no assurance that any patents that may issue from patent applications owned or licensed by us or any of our subsidiaries will provide sufficient protection to conduct our respective businesses as presently conducted or as proposed to be conducted, or that we or our subsidiaries will remain free from infringement claims by third parties.

We may be subject to patent infringement claims, which could result in substantial costs and liability and prevent us from commercializing our potential products.

Because the nanotechnology intellectual property landscape is rapidly evolving and interdisciplinary, it is difficult to conclusively assess our freedom to operate without infringing on third party rights. However, we are currently aware of certain patent rights held by third parties that, if found to be valid and enforceable, could be alleged to render one or more of our business lines infringing. If a claim should be brought and is successful, we may be required to pay substantial damages, be forced to abandon any affected business lines and/or seek a license from the patent holder. In addition, any patent infringement claims brought against us or our subsidiaries, whether or not successful, may cause us to incur significant expenses and divert the attention of our management and key personnel from other business concerns. These could negatively affect our results of operations and prospects. There can also be no assurance that patents owned or licensed by us or our subsidiaries will not be challenged by others.

In addition, if our potential products infringe the intellectual property rights of third parties, these third parties may assert infringement claims against our customers, and we may be required to indemnify our customers for any damages they suffer as a result of these claims. The claims may require us to initiate or defend protracted and costly litigation on behalf of customers, regardless of the merits of these claims. If any of these claims succeed, we may be forced to pay damages on behalf of our customers or may be required to obtain licenses for the products they use. If we cannot obtain all necessary licenses on commercially reasonable terms, we may be unable to continue selling such products.

The technology licensed by our subsidiaries from various third parties may be subject to government rights and retained rights of the originating research institutions.

We license technology from Caltech, Rice University, and other universities and companies. Our licensors may have obligations to government agencies or universities. Under their agreements, a government agency or university may obtain certain rights over the technology that we have developed and licensed, including the right to require that a compulsory license be granted to one or more third parties selected by the government agency.

In addition, our collaborators often retain certain rights under their agreements with us, including the right to use the underlying technology for noncommercial academic and research use, to publish general scientific findings from research related to the technology, and to make customary scientific and scholarly disclosures of information relating to the technology. It is difficult to monitor whether our collaborators limit their use of the technology to these uses, and we could incur substantial expenses to enforce our rights to our licensed technology in the event of misuse.

Risks Related to Regulation of Our Products

Our corporate compliance program cannot guarantee that we are in compliance with all applicable federal and state regulations.

Our operations, including our research and development and our commercialization efforts, such as clinical trials, manufacturing and distribution, are subject to extensive federal and state regulation. While we have developed and instituted a corporate compliance program, we cannot assure you that the Company or our employees are or will be in compliance with all potentially applicable federal and state regulations or laws. If we fail to comply with any of these regulations or laws, a range of actions could result, including, but not limited to, the termination of clinical trials, the failure to approve a commercialized product, significant fines, sanctions, or litigation, any of which could harm our business and financial condition.

If export controls affecting our products are expanded, our business will be adversely affected.

The federal government regulates the sale and shipment of numerous technologies by U.S. companies to foreign countries. Our subsidiaries may develop products that might be useful for military and antiterrorism activities. Accordingly, federal government export regulations could restrict sales of these products in other countries. If the federal government places burdensome export controls on our technology or products, our business would be materially and adversely affected. If the federal government determines that we have not complied with the applicable export regulations, we may face penalties in the form of fines or other punishment.

Risks Related to our Stock

Stockholder equity interest may be substantially diluted in any additional financing.

Our certificate of incorporation authorizes the issuance of 145,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock, on such terms and at such prices as our Board of Directors may determine. As of March 31, 2010, 63,833,753 shares of Common Stock and no shares of Preferred Stock were issued and outstanding. As of March 31, 2010, 1,532,000 shares and 5,003,838 shares were reserved for issuance upon exercise of options granted under our 2000 Stock Option Plan and 2004 Equity Incentive Plan, respectively. As of March 31, 2010, there were warrants outstanding to purchase 19,577,257 shares of Common Stock. All of the warrants are callable by us under certain market conditions. The issuance of additional securities in financing transactions by us or through the exercise of options or warrants will dilute the equity interests of our existing stockholders, perhaps substantially, and might result in dilution in the tangible net book value of a share of our Common Stock, depending upon the price and other terms on which the additional shares are issued.

Our Common Stock price has fluctuated significantly over the last several years and may continue to do so in the future, without regard to our results of operations and prospects.

Because we are a development stage company, there are few objective metrics by which our progress may be measured. Consequently, we expect that the market price of our Common Stock will likely continue to fluctuate significantly. We do not expect to generate substantial revenue from the license or sale of our nanotechnology for several years, if at all. In the absence of product revenue as a measure of our operating performance, we anticipate that investors and market analysts will assess our performance by considering factors such as:

•	announcements of developments related to our business;

•	developments in our strategic relationships with scientists within the nanotechnology field;

•	our ability to enter into or extend investigation phase, development phase, commercialization phase and other agreements with new and/or existing partners;

•	announcements regarding the status of any or all of our collaborations or products;

•	market perception and/or investor sentiment regarding nanotechnology as the next technological wave;

•	announcements regarding developments in the nanotechnology field in general;

•	the issuance of competitive patents or disallowance or loss of our patent rights; and

•	quarterly variations in our operating results.

We will not have control over many of these factors but expect that they may influence our stock price. As a result, our stock price may be volatile and any extreme fluctuations in the market price of our Common Stock could result in the loss of all or part of your investment.

The market for purchases and sales of our Common Stock may be very limited, and the sale of a limited number of shares could cause the price to fall sharply.

Although our Common Stock is listed for trading on the NASDAQ Capital Market, our securities historically were relatively thinly traded. Our current solvency concerns could serve to exacerbate the thin trading of our securities. For example, mandatory sales of our Common Stock by institutional holders could be triggered if an investment in our Common Stock no longer satisfies their investment standards and guidelines as a result of the solvency concerns. Accordingly, it may be difficult to sell shares of Common Stock quickly without significantly depressing the value of the stock. Unless we are successful in developing continued investor interest in our stock, sales of our stock could continue to result in major fluctuations in the price of the stock.

If securities or industry analysts do not publish research reports about our business or if they make adverse recommendations regarding an investment in our stock, our stock price and trading volume may decline.

The trading market for our Common Stock will be influenced by the research and reports that industry or securities analysts publish about our business. We do not currently have and may never obtain research coverage by industry or securities analysts. Investors have many investment opportunities and may limit their investments to companies that receive coverage from analysts. If no industry or securities analysts commence coverage of the Company, the trading price of our stock could be negatively impacted. In the event we obtain industry or security analyst coverage, if one or more of the analysts downgrade our stock or comment negatively on our prospects, our stock price would likely decline. If one or more of these analysts cease to cover our industry or us or fails to publish reports about the Company regularly, our Common Stock could lose visibility in the financial markets, which could also cause our stock price or trading volume to decline.

The market price of our Common Stock may be adversely affected by the sale of shares by our management or founding stockholders.

Sales of our Common Stock by our officers, directors and founding stockholders could adversely and unpredictably affect the price of those securities. Additionally, the price of our Common Stock could be affected even by the potential for sales by these persons. We cannot predict the effect that any future sales of our Common Stock, or the potential for those sales, will have on our share price. Furthermore, due to relatively low trading volume of our stock, should one or more large stockholders seek to sell a significant portion of its stock in a short period of time, the price of our stock may decline.

We may be the target of securities class action litigation due to future stock price volatility.

In the past, when the market price of a stock has been volatile, holders of that stock have often initiated securities class action litigation against the company that issued the stock. If any of our stockholders brought a lawsuit against us, we could incur substantial costs defending the lawsuit. The lawsuit could also divert the time and attention of our management.

We do not intend to declare cash dividends on our Common Stock.

We will not distribute cash to our stockholders unless and until we can develop sufficient funds from operations to meet our ongoing needs and implement our business plan. The time frame for that is inherently unpredictable, and you should not plan on it occurring in the near future, if at all.

Our Board of Directors has the authority to issue shares of “blank check” preferred stock, which may make an acquisition of the Company by another company more difficult.

We have adopted and may in the future adopt certain measures that may have the effect of delaying, deferring or preventing a takeover or other change in control of the Company that a holder of our Common Stock might consider in its best interest. Specifically, our Board of Directors, without further action by our stockholders, currently has the authority to issue up to 5,000,000 shares of preferred stock and to fix the rights (including voting rights), preferences and privileges of these shares (“blank check” preferred). Such preferred stock may have rights, including economic rights, senior to our Common Stock.

USE OF PROCEEDS

The proceeds from the resale of the Shares under this prospectus are solely for the account of the Selling Stockholders. We may indirectly receive proceeds of approximately $4 million to the extent that any Selling Stockholders exercise warrants to purchase Shares and then resell those Shares under this prospectus, however, we will not directly receive any proceeds from the sale of Shares under this prospectus.

SELLING SECURITY HOLDERS

The Company has included in this prospectus 9,196,642 shares of Common Stock issued upon the closing of the Private Placement.

In July and August 2009, we sold to certain institutional and accredited investors an aggregate of 9,196,642 units, with each unit consisting of one Share of Common Stock at a per share purchase price of $0.30, and a warrant to purchase an additional Share of Common Stock, exercisable at $0.50 per share, in the Private Placement.

In connection with the Private Placement, we entered into a registration rights agreement, pursuant to which we have agreed to register the resale of the Shares and the Common Stock underlying the Warrants. This prospectus only covers the resale of the Shares.

The following table sets forth certain information regarding the Selling Stockholders and the shares of Common Stock beneficially owned by them, which information is available to us as of May 27, 2010. Selling Stockholders may offer Shares under this prospectus from time to time and may elect to sell none, some or all of the Shares set forth next to their name. As a result, we cannot estimate the number of shares of Common Stock that a Selling Stockholder will beneficially own after termination of sales under this prospectus. However, for the purposes of the table below, we have included all shares underlying common stock warrants that are beneficially owned (assuming that such shares have not been sold) and we have assumed that, after completion of the offering, none of the Shares covered by this prospectus will be held by the Selling Stockholders. In addition, a Selling Stockholder may have sold, transferred or otherwise disposed of all or a portion of that holder’s shares of Common Stock since the date on which they provided information for this table. We have not made independent inquiries about this. We are relying on written commitments from the Selling Stockholders to notify us of any changes in their beneficial ownership after the date they originally provided this information. See “Plan of Distribution” beginning on page 13.

Selling Stockholder(1)	# of Shares held before Offering		# of Shares Offered		# of Shares beneficially owned after Offering(2)	% of Shares beneficially owned after Offering(2)
F. Berdon & Co., L.P.	216,666	(3)	83,333		133,333	*
Lauren Carajohn	1,100,000	(4)	200,000		900,000	1.40%
Cranshire Capital, L.P. (5)	356,137	(6)	333,333		333,333	*
M. Robert Ching	6,327,461	(7)	3,610,340	(8)	5,873,423	8.52%
Brian T. Ching	1,221,070	(9)	333,330		755,385	1.38%
Estate of Brent D. Ching (10)	684,621	(11)	250,000		454,887	*
Bradley Ching	1,196,537	(12)	333,330		730,852	1.34%
Judith Damashek	701,472	(13)	166,667		534,805	*
Robert Drust	500,000	(14)	250,000	(15)	250,000	*
Nick Giannopoulos	586,666	(16)	293,333		293,333	*
Gemini Master Fund, Ltd. (17)	833,333		833,333		833,333	*
Larry Hopfenspirger	625,911	(18)	183,333		442,578	*
Jason & Argo Partners Holding SA	900,000	(19)	300,000		600,000	*
Stephen & Margaret Johnson	270,000		100,000		170,000	*
David Lackey	562,473	(20)	100,000		428,410	*
Kevin McGrath	266,666	(21)	133,333		133,333	*
Roy Newman	166,666	(22)	83,333		83,333	*
The Pacific Coast Investment Trust	964,247	(23)	333,333		964,247	*
Arthur Rabin	1,230,914	(24)	300,000		930,914	1.44%
Selma Rabin	13,334	(25)	6,667		6,667	*
Jeffrey D. Rahm	514,796	(26)	179,500	(27)	335,296	*
William Haile Riviere, Jr. & Renee Helen Riviere	389,064	(28)	119,000		270,064	*
Rockmore Investment Master Fund Ltd. (29)	166,667	(30)	166,667		166,667	*
Russell Soloman	175,620	(31)	87,810		87,810	*
Ernest W. Southworth, Jr.	333.334	(32)	166,667		166,667	*
Pierre/Famille Inc. Profit Sharing Plan in the name of Donald N. Stone	333.334	(33)	166,667		166,667	*
John Williams	166,666	(34)	83,333		83,333	*

Total	20,970,322		9,196,642		16,128,670	22.21%

*	Less than 1%.
(1)	If required, information about other selling security holders, except for any future transferees, pledgees, donees or successors of Selling Stockholders named in the table above, will be set forth in a prospectus supplement or amendment to the registration statement of which this prospectus is a part. Additionally, post-effective amendments to the registration statement will be filed to disclose any material changes to the plan of distribution from the description contained in the final prospectus.
(2)	This number assumes the sale of all shares being offered by this prospectus.
(3)	Includes 83,333 shares and 133,333 shares issuable upon exercise of common stock purchase warrants.
(4)	Includes 500,000 shares and 600,000 shares issuable upon exercise of common stock purchase warrants.
(5)	Downsview Capital, Inc. (“Downsview”) is the general partner of Cranshire Capital, L.P. (“Cranshire”) and consequently has voting control and investment discretion over securities held by Cranshire. Mitchell P. Kopin (“Mr. Kopin”), President of Downsview, has voting control over Downsview. As a result of the foregoing, each of Mr. Kopin and Downsview may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the shares of Common Stock beneficially owned by Cranshire.
(6)	Includes 22,804 shares and 333,333 shares issuable upon exercise of a common stock purchase warrant.
(7)	Includes 4,550,837 shares and 1,776,624 shares issuable upon exercise of common stock purchase warrants. Excludes 3,156,302 shares subject to a restriction on exercise pursuant to the terms of the warrants.
(8)	Includes 3,250,340 shares in the name of the Ching Revocable Trust and 360,000 shares in the name of the M. Robert Ching, M.D. Inc. 401K Profit Sharing Plan.
(9)	Includes 687,379 shares and 533,691 shares issuable upon exercise of common stock purchase warrants.
(10)	M. Robert Ching is the executor of the Brent D. Ching Estate. As such, M. Robert Ching has voting and investment control over the Shares owned by the Brent D. Ching Estate. M. Robert Ching expressly disclaims beneficial ownership of such shares.
(11)	Includes 428,379 shares and 256,400 shares issuable upon exercise of common stock purchase warrants.
(12)	Includes 666,046 shares and 533,691 shares issuable upon exercise of common stock purchase warrants.
(13)	Includes 300,736 shares and 400,736 shares issuable upon exercise of common stock purchase warrants.
(14)	Includes 333,333 shares and 166,667 shares issuable up exercise of common stock purchase warrants.
(15)	Includes 166,667 Shares in the name of Guarantee & Trust Co. Ttee fbo Robert Drust IRA.
(16)	Includes 293,333 shares and 293,333 shares issuable upon exercise of a common stock purchase warrant.
(17)	The Investment Manager of Gemini Master Fund, Ltd. is Gemini Strategies, LLC. The Managing Member of Gemini Strategies is Mr. Steven W. Winters. As such, Mr. Winters may be deemed beneficial owner of the shares, however Mr. Winters disclaims beneficial ownership of such shares.
(18)	Includes 373,133 shares and 252,778 shares issuable upon exercise of common stock purchase warrants.
(19)	Includes 300,000 shares and 600,000 shares issuable upon exercise of a common stock purchase warrant.
(20)	Includes 265,205 shares, 263,205 shares issuable upon exercise of a common stock purchase warrant and 34,063 shares issuable upon exercise of a stock option.
(21)	Includes 133,333 shares and 133,333 shares issuable upon exercise of common stock purchase warrants.
(22)	Includes 83,333 shares and 83,333 shares issuable upon exercise of common stock purchase warrants.
(23)	Includes 315,457 shares and 648,790 shares issuable upon exercise of common stock purchase warrants.
(24)	Includes 615,457 shares and 615,457 shares issuable upon exercise of common stock purchase warrants.
(25)	Includes 6,667 shares and 6,667 shares issuable upon exercise of common stock purchase warrants.
(26)	Includes 238,648 shares and 276,148 shares issuable upon exercise of common stock purchase warrants.
(27)	Includes 67,000 Shares in the name of Stifel Nicolas Custodian for the Jeffrey Rahm IRA.
(28)	Includes 175,782 shares and 213,282 shares issuable upon exercise of common stock purchase warrants.
(29)	Rockmore Capital, LLC (“Rockmore Capital”) and Rockmore Partners, LLC (“Rockmore Partners”), each a limited liability company formed under the laws of the State of Delaware, serve as the investment manager and general partner, respectively, to Rockmore Investments (US) LP, a Delaware limited partnership, which invests all of its assets through Rockmore Investment Master Fund Ltd., an exempted company formed under the laws of Bermuda (“Rockmore Master Fund”). By reason of such relationships, Rockmore Capital and Rockmore Partners may be deemed to share dispositive power over the shares of our common stock owned by Rockmore Master Fund. Rockmore Capital and Rockmore Partners disclaim beneficial ownership of such shares of our common stock. Rockmore Partners has delegated authority to Rockmore Capital regarding the portfolio management decisions with respect to the shares of common stock owned by Rockmore Master Fund and, as of August 12, 2009, Mr. Bruce T. Bernstein and Mr. Brian Daly, as officers of Rockmore Capital, are responsible for the portfolio management decisions of the shares of common stock owned by Rockmore Master Fund. By reason of such authority, Messrs. Bernstein and Daly may be deemed to share dispositive power over the shares of our common stock owned by Rockmore Master Fund. Messrs. Bernstein and Daly disclaim beneficial ownership of such shares of our common stock and neither of such persons has any legal right to maintain such authority. No other person has sole or shared voting or dispositive power with respect to the shares of our common stock as those terms are used for purposes under Regulation 13D-G of the Securities Exchange Act of 1934, as amended. No person or “group” (as that term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, or the SEC’s Regulation 13D-G) controls Rockmore Master Fund.
(30)	Includes 166,667 shares issuable upon exercise of a common stock purchase warrant.
(31)	Includes 87,810 shares and 87,810 shares issuable upon exercise of common stock purchase warrants.
(32)	Includes 166,667 shares and 166,667 shares issuable upon exercise of common stock purchase warrants.
(33)	Includes 166,667 shares and 166,667 shares issuable upon exercise of common stock purchase warrants.
(34)	Includes 83,333 shares and 83,333 shares issuable upon exercise of common stock purchase warrants.

PLAN OF DISTRIBUTION

The Shares offered by this prospectus may be sold by the Selling Stockholders. Such sales may be made at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices, and may be made in the over-the-counter market or any exchange on which our Common Stock may then be listed, or otherwise. In addition, the Selling Stockholders may sell some or all of their Shares through:

•	a block trade in which a broker-dealer may resell a portion of the block, as principal, in order to facilitate the transaction;

•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers;

•	in negotiated transactions;

•	in a combination of any of the above methods of sale; or

•	any other method permitted under applicable law.

The Selling Stockholders may also engage in short sales against the box, puts and calls and other hedging transactions in the Shares or derivatives of the Shares and may sell or deliver the Shares in connection with these trades. For example, the Selling Stockholders may:

•	enter into transactions involving short sales of our Common Stock by broker-dealers;

•	sell our Common Stock short themselves and redeliver such Shares to close out their short positions;

•

enter into option or other types of transactions that require the Selling Stockholder to deliver shares of Common Stock to a broker-dealer, who will then resell or transfer the Common Stock under this prospectus; or

•	loan or pledge shares of Common Stock to a broker-dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

•	There is no assurance that any of the Selling Stockholders will sell any or all of the Shares offered by them.

The Selling Stockholders may negotiate and pay broker-dealers commissions, discounts or concessions for their services. Broker-dealers engaged by the Selling Stockholders may allow other broker-dealers to participate in resales. However, the Selling Stockholders and any broker-dealers involved in the sale or resale of our common stock may qualify as “underwriters” within the meaning of the Section 2(a)(11) of the Securities Act. In addition, the broker-dealers’ commissions, discounts or concessions may qualify as underwriters’ compensation under the Securities Act. If the Selling Stockholders qualify as “underwriters,” they will be subject to the prospectus delivery requirements of the Securities Act.

In addition to selling their shares of Common Stock under this prospectus, the Selling Stockholders may:

•

transfer their Common Stock in other ways not involving market makers or established trading markets, including, but not limited to, directly by gift, distribution, privately negotiated transactions in compliance with applicable law or other transfer; or

•

sell their Common Stock under Rule 144 of the Securities Act rather than under this prospectus, if the transaction meets the requirements of Rule 144. Each Selling Stockholder will bear all expenses with respect to the offering of Common Stock by such Selling Stockholder.

Each Selling Stockholder will be subject to the applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our Common Stock by the Selling Stockholders.

The Selling Stockholders may from time to time pledge or grant a security interest in some or all of the Shares owned by them and, if they default in the performance of their secured obligations, the pledges or secured parties may offer and sell the Shares from time to time under this prospectus after an amendment has been filed under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Stockholders to include the pledge, transferee or other successors in interest as “Selling Stockholders” under this prospectus.

The Selling Stockholders also may transfer the Shares in other circumstances, in which case the respective pledgees, donees, transferees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the Shares from time to time under this prospectus after an amendment has been filed under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Stockholders to include the pledge, transferee or other successors in interest as “Selling Stockholders” under this prospectus.

We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver copies of this prospectus to purchasers at or prior to the time of any sale of the Shares.

We will bear all costs, expenses and fees in connection with the registration of the Shares. The Selling Stockholders will bear all commissions and discounts, if any, attributable to the resale of the Shares. The Selling Stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the Shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the Selling Stockholders against liabilities, including liabilities under the Securities Act, the Exchange Act and state securities laws, relating to the registration of the Shares offered by this prospectus.

LEGAL MATTERS

Certain legal matters relating to the validity of the Common Stock offered by this prospectus will be passed upon for us by Goodwin Procter LLP, San Francisco, California.

EXPERTS

The financial statements of the Company incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended September 30, 2009, have been so incorporated in reliance on the report dated December 21, 2009 of Rose, Snyder & Jacobs, a corporation of Certified Public Accountants, given on the authority of said firms as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

The Company files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document filed by the Company at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The Company’s filings with the SEC are also available to the public at the SEC’s Internet web site at http://www.sec.gov. You may also read and copy this information at the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

The Company has filed a registration statement, of which this prospectus is a part, covering the securities offered hereby. As allowed by Commission rules, this prospectus does not include all of the information contained in the registration statement and the included exhibits, financial statements and schedules. You are referred to the registration statement, the included exhibits, financial statements and schedules for further information. This prospectus is qualified in its entirety by such other information.

INFORMATION INCORPORATED BY REFERENCE

The Commission allows us to “incorporate by reference” information in documents we file with them, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is considered to be part of this prospectus and information that we file later with the Commission automatically will update and supersede such information. We hereby incorporate by reference the documents listed below and any future filings we make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the termination of the offering of the securities covered by this prospectus:

1.	The Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2009, filed with the SEC on December 22, 2009.

2.	The Company’s Current Reports on Form 8-K, filed with the SEC on October 6, 2009, December 17, 2009, December 28, 2009, February 4, 2010, March 19, 2010, March 23, 2010, April 19, 2010, April 27, 2010 and May 28, 2010.

3.	The Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2010, filed with the SEC on May 13, 2010 and the Company’s Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2009, filed with the SEC on February 11, 2010.

4.	The description of the Common Stock contained in the Company’s Information Statement on Schedule 14-C, filed on December 22, 2000.

The Company will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon such person’s written or oral request, a copy of any and all of the information incorporated by reference in this prospectus, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this prospectus incorporates. Requests should be directed to the Secretary at Arrowhead Research Corporation, 201 South Lake Avenue, Suite 703, Pasadena, California 91101; telephone: (626) 304-3400.

UP TO 9,196,642 SHARES OF COMMON STOCK

ARROWHEAD RESEARCH CORPORATION

PROSPECTUS

            , 2010

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses, payable by the Company in connection with the registration and sale of the Common Stock being registered. All amounts are estimates except the SEC registration fee.

Amount to be paid
SEC registration fee	$215.53
Printing expense	2,000.00
Legal fees and expenses	25,000.00
Accounting fees and expenses	5,000.00
Transfer Agent Fees	1,000.00
Miscellaneous Fees	2,000.00

Total	$35,215.53

Item 15.	Indemnification of Directors and Officers.

The Company’s Certificate of Incorporation provides for the elimination of personal monetary liability of directors to the fullest extent permissible under Delaware law. Delaware law does not permit the elimination or limitation of director monetary liability for: (i) breaches of the director’s duty of loyalty to the corporation or its stockholders; (ii) acts or omissions not in good faith or involving intentional misconduct or knowing violations of law; (iii) the payment of unlawful dividends or unlawful stock repurchases or redemptions or (iv) transactions in which the director received an improper personal benefit.

Section 145 of the Delaware General Corporation Law permits a Delaware corporation to indemnify, on certain terms and conditions, any person who was or is a party or is threatened to be made a party to any threatened pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action. The Certificate of Incorporation and Bylaws of the Company require the Company to indemnify the Company’s directors and officers to the fullest extent permitted under Delaware law.

We have entered into indemnification agreements with each of our directors and our executive officers. These agreements provide that we will indemnify each of our directors and executive officers to the fullest extent permitted by Delaware law. We will advance expenses, including attorneys’ fees, judgments, fines and settlement amounts, to each indemnified director and executive officer in connection with any proceeding in which indemnification is available and we will indemnify our directors and officers for any action or proceeding arising out of that person’s services as an officer or director brought on behalf of the Company or in furtherance of our rights.

We also maintain general liability insurance which covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers, including liabilities under the Securities Act.

Item 16.	Exhibits.

See Exhibit Index set forth on page II-4 to this Registration Statement.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided however, that paragraphs (1)(i), (1)(ii) and (1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however , that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 2 on Form S-3 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pasadena, State of California, on June 1, 2010.

ARROWHEAD RESEARCH CORPORATION

By:	/S/ CHRISTOPHER ANZALONE
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 2 on Form S-3 to the Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Office(s)	Date

/S/ CHRISTOPHER ANZALONE	Chief Executive Officer (Principal Executive Officer)	June 1, 2010
Christopher Anzalone

/S/ KENNETH A. MYSZKOWSKI	Chief Financial Officer	June 1, 2010
Kenneth A. Myszkowski	(Principal Financial and Accounting Officer)

*	Executive Chairman & Director	June 1, 2010
R. Bruce Stewart

*	Director	June 1, 2010
Edward W. Frykman

*	Director	June 1, 2010
LeRoy T. Rahn

*	Director	June 1, 2010
Charles P. McKenney

*By:	/S/ CHRISTOPHER ANZALONE
Christopher Anzalone
Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Document Description

3.1	Certificate of Incorporation of InterActive, Inc., a Delaware corporation, dated December 15, 2000. (1)

3.2	Certificate of Amendment of Certificate of Incorporation of InterActive Group, Inc., dated December 12, 2003 (effecting, among other things a change in the corporation’s name to “Arrowhead Research Corporation”). (2)

3.3	Certificate of Amendment to Certificate of Incorporation of Arrowhead Research Corporation, dated January 25, 2005. (3)

3.4	Certificate of Amendment to Certificate of Incorporation of Arrowhead Research Corporation, dated October 13, 2009. (4)

3.5	Bylaws. (1)

3.6	Amendment No. 1 to the Bylaws of Arrowhead Research Corporation. (5)

4.1	Form of Registration Rights Agreement dated July 17, 2009. (6)

4.2	Form of Registration Rights Agreement dated December 11, 2009. (7)

4.3	Form of Warrant to Purchase Common Stock expiring January 24, 2011. (8)

4.4	Form of Common Stock Warrant expiring in August 2013. (9)

4.5	Form of Common Stock Warrant expiring in September 2013. (10)

4.6	Form of Warrant to Purchase Capital Stock expiring June 30, 2014. (6)

4.7	Form of Warrant to Purchase Capital Stock expiring December 2014. (7)

4.8	Form of Warrant to Purchase Common Stock expiring May 29, 2017. (11)

4.9	Form of Common Stock Certificate. (12)

5.1	Opinion of Goodwin Procter LLP.+

23.1	Consent of Independent Public Registered Accounting Firm.*

23.2	Consent of Goodwin Procter LLP (included in legal opinion filed as Exhibit 5.1).+

24.1	Power of Attorney (contained on signature page).+

*	Filed herewith
+	Previously filed
(1)	Incorporated by reference from the Schedule 14C, filed by the registrant on December 22, 2000.
(2)	Incorporated by reference from the Schedule 14C, filed by the registrant on December 22, 2003.
(3)	Incorporated by reference from the Quarterly Report on Form 10-QSB for the quarter ended December 31, 2004, filed by the registrant on February 11, 2005.
(4)	Incorporated by reference from the Annual Report on Form 10-K, filed by the registrant on December 22, 2009.
(5)	Incorporated by reference from the Current Report on Form 8-K, filed by the registrant on April 27, 2010.
(6)	Incorporated by reference from the Current Report on Form 8-K, filed by the registrant on July 17, 2009.
(7)	Incorporated by reference from the Annual Report on Form 10-K, filed by the registrant on December 22, 2009.
(8)	Incorporated by reference from the Current Report on Form 8-K, filed by registrant on January 18, 2006.
(9)	Incorporated by reference from the Current Report on Form 8-K, filed by the registrant on August 26, 2008.
(10)	Incorporated by reference from the Current Report on Form 8-K, filed by the registrant on September 11, 2008.
(11)	Incorporated by reference from the Current Report on Form 8-K, filed by the registrant on May 30, 2007.
(12)	Incorporated by reference from Amendment No. 2 to the Registration Statement on Form S-1, filed by the registrant on September 11, 2009.

II-4